PLACEMENT AGENCY AGREEMENT

            PLACEMENT AGENCY AGREEMENT dated as of April 29, 1993, between DUFF & PHELPS UTILITIES INCOME INC., a Maryland corporation (the "Company"), and CONTINENTAL BANK N.A., a national banking association ("Continental Bank").

W I T N E S S E T H:

            WHEREAS, the Company has requested Continental Bank to act as the agent of the Company for the private placement to accredited investors of the Company's unsecured notes with maturities (exclusive of days of grace) of up to 270 days from date of issue (the "Notes").  Definitive Notes shall be issued substantially in the form of Exhibit C to the Depositary Agreement (as hereinafter defined) (the "Certificated Notes"), while master Notes (the "Master Notes") shall be issued substantially in the form of Exhibit B to the Depositary Agreement.  Notes represented by a Master Note shall be referred to herein as "Book-Entry Notes".

            WHEREAS, it is contemplated that the maximum aggregate face amount of the Notes to be outstanding at any one time will be $100,000,000.

            WHEREAS, the Notes will be issued pursuant to that certain depositary agreement dated as of April 29, 1993 (as in effect on the date hereof or as hereafter amended or modified and in effect with the consent of Continental Bank, which consent shall not be unreasonably withheld, the "Depositary Agreement") the Company has entered into with IBJ Schroder Bank & Trust Company (the "Depositary").

            WHEREAS, Continental Bank has indicated its willingness to act as agent of the Company in the private placement of the Notes.

            NOW THEREFORE, in consideration of the premises, the parties agree as follows:

            1.  Appointment as Placement Agent.  (a) The Company appoints Continental Bank its placement agent for the Notes and acknowledges that Continental Bank shall have the right to assist the Company in the placement of the Notes during the term of this Agreement.  The Company agrees that during the period Continental Bank is acting as the Company's placement agent hereunder, the Company shall not directly contact or solicit potential investors to purchase the Notes.  While Continental Bank shall not have any obligation to purchase, as principal, Notes from the Company under any circumstances, Continental Bank may, from time to time, in its sole discretion purchase Notes, as principal, from the Company.

                        (b)  Continental Bank may from time to time appoint one or more subagents for the placement of the Notes (each a "Subagent" and collectively the "Subagents") with the consent of the Company thereto (such consent not to be unreasonably withheld or delayed).  Continental Bank will promptly notify the Company of each appointment of a Subagent and shall specify the identity of such Subagent, the term of such appointment and any other material condition of such appointment.  Each Subagent shall comply with the procedures for the offer and sale or resale of the Notes set forth in Section 2 hereof.

                        (c)  The Company and Continental Bank agree that any Notes the placement of which Continental Bank or any Subagent arranges or which are purchased by Continental Bank or any Subagent shall be placed or purchased by Continental Bank or any Subagent in reliance on the representations, warranties, covenants and agreements of the Company contained herein and on the terms and conditions and in the manner provided herein.

                        (d)  Upon receipt of instructions from the Company, Continental Bank will use its best efforts to solicit purchases of such principal amount of the Notes as the Company and Continental Bank shall agree upon from time to time during the term of this Agreement.  Unless otherwise instructed by the Company, Continental Bank will communicate to the Company, orally or in writing, each offer to purchase Notes, other than those rejected by Continental Bank.  Continental Bank shall have the right, in its discretion reasonably exercised, to reject any proposed purchase of Notes, in whole or in part.

                        (e)  The Company may instruct Continental Bank to suspend solicitation of purchases of Notes at any time.  Upon receipt of such instruction, Continental Bank will forthwith suspend solicitation until such time as the Company has advised it that solicitation of purchases may be resumed.

            2.  Offering and Sales of the Notes.  The offering and sale of the Notes by the Company is to be effected pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Act"), provided by Section 4(2) thereof, Regulation D thereunder and otherwise, which exempt transactions by an issuer not involving any public offering.  Continental Bank and the Company hereby establish the following procedures in connection with the offer and sale or resale of the Notes:

                        (a)  Offers and sales of the Notes will be made by the Company only to purchasers which qualify as accredited investors (as defined in Rule 501(a) under the Act) (each such institutional purchaser being hereinafter called an "accredited investor").  Resales of the Notes will be made only to accredited investors or to institutional purchasers which are qualified institutional buyers (as defined in Rule 144A under the Act) (each such institutional purchaser being hereinafter called a "qualified institutional buyer").  No Notes will be offered to natural persons.

                        (b)  The Notes will be offered only by approaching prospective purchasers on a individual basis.  The Notes will not be offered or sold by any means of general solicitation or general advertising.

                        (c)  In the case of a purchaser which is acting as a fiduciary for one or more third parties and which is not a bank as defined in Section 3(a)(2) of the Act or a savings and loan association or other institution as described in Section 3(a)(5) of the Act (each such purchaser, a "non-bank fiduciary"), each such third party will, in the judgment of Continental Bank, after due inquiry be an accredited investor or qualified institutional buyer.

                        (d)  Each Certificated Note shall contain the legend set forth on the form of such Note attached as Exhibit C to the Depositary Agreement stating in effect that such Note has not been registered under the Act and that a resale or other transfer of such Note or any interest therein shall be made only (i) through Continental Bank to an institutional investor approved as an accredited investor or as a qualified institutional buyer by Continental Bank or (ii) to a qualified institutional buyer in a transaction made pursuant to Rule 144A under the Act.  The purpose of this requirement is to ensure that Notes are resold or otherwise transferred only to accredited investors or qualified institutional buyers and not in a manner that might call into question the non-public offering character of the offering and sale of the Notes.

                        (e)  A Private Placement Memorandum will be made available to each purchaser or prospective purchaser together with any supplements to such Private Placement Memorandum which may have been prepared which describes (i) the Notes, (ii) the proposed use of proceeds of sale of the Notes, (iii) the business of the Company and any material change therein or in the financial condition of the Company, (iv) such summary financial information concerning the Company as the Company and Continental Bank consider appropriate and (v) the restrictions on resale.  The Private Placement Memorandum will contain a statement expressly offering an opportunity for each prospective purchaser to ask questions of, and receive answers from, the Company and Continental Bank concerning the offering of the Notes and to obtain additional relevant information which the Company or Continental Bank possesses or can acquire without unreasonable effort or expense.

                        (f)  In addition to the other requirements of this Section 2, during any period the Company is not subject to the periodic filing requirements of the Securities Exchange Act of 1934, the Company agrees that, upon written request by any holder of the Notes, the Company will provide the holder or to a prospective purchaser designated by the holder a copy of the Private Placement Memorandum containing a statement of the Company's business as of a date no more than 12 months old and, to the extent not otherwise set forth in the Private Placement Memorandum, (i) the Company's most recent audited balance sheet that is as of a date less than 16 months old and audited statements of profit and loss and retained earnings for the 12 months preceding the date of the balance sheet, (ii) similar audited financial statements for the preceding two fiscal years or for such shorter period as the Company has been in operation and (iii) if the Company's most recent balance sheet is not as of a date less than six months old, additional statements of profit and loss and retained earnings (which may be unaudited) for the period from the date of such balance sheet to a date as of less than six months old.  The purpose of this provision is to satisfy the conditions of paragraph (d)(4) of Rule 144A under the Act, so that resales of the Notes may be made to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A.  The Private Placement Memorandum and each Note shall disclose that a holder of the Note may request, in writing, the information specified by paragraph (d)(4) of Rule 144A in connection with an intended sale or transfer of the Notes pursuant to Rule 144A.

                        (g)  The Company agrees to cooperate with Continental Bank in the preparation of the Private Placement Memorandum and in amending it as from time to time may be necessary.  Accordingly, the Company agrees to furnish Continental Bank with such information as requested to satisfy the conditions of paragraph (d)(4) of Rule 144A under the Act, copies of all reports delivered by the Company to the rating agencies, as well as of all public releases or other material information in such quantities as Continental Bank may reasonably request.  Continental Bank will furnish each Subagent with copies of the information furnished to Continental Bank by the Company.

                        (h)  The Company will immediately inform Continental Bank and each Subagent of whose appointment it shall have been notified by Continental Bank in writing of any material adverse changes in or affecting the Company which (i) make or might make any statement in the Private Placement Memorandum false or misleading in any material respect or (ii) are not disclosed in such documents.  In such event, Continental Bank and each such Subagent shall not thereafter attempt to offer or place any of the Notes until the Company shall have prepared and furnished to Continental Bank, in such numbers as Continental Bank may require, supplements to, or amendments of, the Private Placement Memorandum reflecting any such material changes.  Prior to any offer or sale of Notes, Continental Bank shall, with the cooperation of the Company, have the right to make such reasonable due diligence investigation of the business of the Company as is usual in the course of continuous offerings of debt instruments.

            3.  Representations and Warranties.  The Company represents and warrants to Continental Bank and each Subagent as of the date hereof and as of each date contemplated by Section 4 hereof that:

                        (a)  The Private Placement Memorandum does not and will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

                        (b)  The financial statements included in the Private Placement Memorandum, if any, are and will be complete and correct and fairly present in accordance with generally accepted accounting principles the financial position of the Company as at the dates set forth therein and the results of its operations for the periods set forth therein.  Except as set forth in the Private Placement Memorandum, said financial statements have been prepared in conformity with generally accepted accounting principles applied on a basis which is consistent in all material respects during the periods involved.  The supporting schedules, if any, included in the financial statements present fairly the information required to be stated therein as of the dates or for the periods indicated.

                        (c)  Since the respective dates as of which information is given in the Private Placement Memorandum, except as may otherwise be stated or contemplated therein or in any amendment or supplement thereto, there has not been any material adverse change in the condition, financial or otherwise, of the Company, whether or not arising in the ordinary course of business.

                        (d)  The Company (i) has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation, and (ii) has the requisite corporate power and authority to execute and deliver the Notes and to perform its obligations thereunder and to own its properties and conduct its business as described in the Private Placement Memorandum.

                        (e)  The Company is not in violation of its charter or by-laws or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any material contract, indenture, mortgage, loan agreement or lease (including the Company's investment restrictions and terms of its preferred stock) to which the Company is a party or by which it may be bound.  The execution and delivery of this Agreement, the Depositary Agreement and the Notes and the incurrence of the obligations and consummation of the transactions herein contemplated will not conflict with, or constitute a breach of or default under, its charter or by-laws or any material contract, indenture, mortgage, loan agreement or lease (including the Company's investment restrictions and terms of its preferred stock), to which it is a party or by which it may be bound, or any law, administrative regulation or court decree.

                        (f)  Each of this Agreement and the Depositary Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws relating to or affecting generally the enforcement of creditors' rights or by general equitable principles.

                        (g)  The Notes have been duly authorized for issuance, offer and sale as contemplated by the Agreement and the Depositary Agreement and, when issued and delivered against payment of the purchase price therefor, will constitute legal, valid and binding obligations of the Company enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws relating to or affecting generally the enforcement of creditors' rights or by general equitable principles.

                        (h)  Assuming compliance with Section 5(b) hereof, no consent, approval, authorization, order, registration or qualification of or with any court or any regulatory authority or other governmental agency or body (including the SEC) is required for the issuance, offer or sale of the Notes by the Company and in accordance with the terms of this Agreement or for the consummation of the transactions contemplated by this Agreement, the Depositary Agreement or the Notes.

                        (i)  There are no legal or governmental proceedings pending to which the Company is a party or of which any property of the Company is the subject, other than as set forth in the Private Placement Memorandum and other than legal or governmental proceedings, which in each case will not have a material adverse effect on the business, financial condition, shareholders' equity or results of operations of the Company; and to the best of its knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

                        (j)  The Company is a closed-end investment company registered with the SEC under the Investment Company Act of 1940, as amended (the "1940 Act"), and is in compliance with the applicable provisions of the 1940 Act.

                        (k)  Assuming compliance with the provisions for the offer and sale or resale of the Notes in Section 2 hereof, the offer, issuance, sale and delivery of the Notes in accordance with the terms of this Agreement will constitute exempt transactions under the Act pursuant to Section 4(2) thereof, and registration of the Notes under the Act will not be required.

                        (l)  The Notes rank at least pari passu with all other unsubordinated indebtedness of the Company.

                        (m)  That certain Credit Agreement dated as of April 29, 1993, as amended, among the Company, certain commercial lending institutions and Continental Bank N.A., as Agent, remains in full force and effect.  The Company hereby agrees to provide Continental Bank with a report on the status and usage of such facility on a quarterly basis.

                        (n)  The Company's assets are invested in accordance with its investment policies and objectives and the Company intends to use its best efforts to comply with the requirements applicable to regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended.

                        (o)  The Company is in compliance with the provisions of Section 9(a) of the Depositary Agreement.

            4.  Additional Representation and Warranty.  Each acceptance by the Company of an offer for the purchase of Notes shall be deemed an affirmation by the Company that its representations and warranties set forth in Section 3 hereof are true and correct at the time of such acceptance, and an undertaking that such representations and warranties will be true and correct at the time of delivery to the purchaser or its agent of the Note or Notes relating to such acceptance, as though made at and as of such time (it being understood that insofar as such representations and warranties relate to the Private Placement Memorandum, such representations and warranties shall relate to the Private Placement Memorandum delivered to prospective purchasers of Notes at the time of such acceptance and at the time of such delivery of the Note or Notes relating to such acceptance, respectively.)

            5.  Covenants.  (a)  The Company agrees that no future offer and sale of debt securities of the Company of any class will be made if, as a result of the doctrine of "integration" referred to in Rule 502 of Regulation D under the Act, Securities Act Release No. 6389 (March 8, 1982), Securities Act Releases Nos. 4434 (December 6, 1961), 4552 (November 6, 1962) and 4708 (July 9, 1964), and various "no-action" letters made available by the SEC, such offer and sale would call into question the entitlement of the Notes to the exemption from the registration requirements of the Act provided by Section 4(2) thereof.

                        (b)  The Company will endeavor, in cooperation with Continental Bank, to qualify the Notes for offer and sale under the applicable securities laws of such states and other jurisdictions of the United States as the Company and Continental Bank shall determine, and will maintain such qualifications in effect for as long as may be required for the distribution of the Notes.  The Company will file such statements and reports as may be required by the laws of each jurisdiction in which the Notes have been qualified as above provided.  Continental Bank will deliver to the Company prior to the first offer of Notes a copy of a Blue Sky Law Survey prepared by Mayer, Brown & Platt, counsel to Continental Bank in this transaction, with respect to the offer and sale of the Notes.

                        (c)  Pursuant to the Depositary Agreement, the Company will maintain a bank account at the Depositary into which all of the proceeds of the sale of the Notes will be deposited by the Depositary.  Only (i) the proceeds of sale of the Notes and (ii) such funds as, together with the proceeds of the Notes, shall be necessary to make all payments in respect of the Notes, shall be deposited in such account, which shall be maintained at the Depositary separate and apart from any other account into which the Depositary may be authorized by the Company to deposit proceeds of sale of other commercial paper notes or other notes which the Company may offer, either publicly or privately, in the United States or to United States residents.

                        (d)  The Company will use the net proceeds of sale of the Notes in accordance with its investment policies, objectives and restrictions.

                        (e)  The Company agrees to comply with the applicable provisions of Section 18(a)(1) of the 1940 Act.

            6.  Conditions Precedent to Placement of the Notes.  (a)  Prior to the initial placement of Notes hereunder the Company shall cause to be delivered to Continental Bank (i) written opinions of counsel to the Company substantially in the forms of Exhibits A and B hereto, (ii) a certificate of the Secretary or other appropriate officer of the Company certifying true copies of the resolutions of the Company approving this Agreement, the Depositary Agreement, the Notes and the transactions contemplated hereby and certifying the incumbency, authority and true signatures of the officers of the Company authorized to sign this Agreement and the Notes, and (iii) an original executed copy, photocopy or conformed copy of the Depositary Agreement, which shall be in form and substance acceptable to Continental Bank, and (iv) if applicable, the DTC Representation Letter (as that term is defined below).  Continental Bank may deliver a copy of the opinion referred to in clause (i) above to any purchaser of a Note who requests such a copy.

                        (b)  Prior to the initial placement of any Notes hereunder, such Notes shall have been rated at least "A-1+" by Standard & Poor's Corporation ("S&P") and at least "P-1" by Moody's Investors Service, Inc. ("Moody's") and upon each subsequent placement of Notes hereunder such ratings shall be in full force and effect.  Such ratings were obtained by the Company with the understanding that S&P and Moody's would continue to monitor the credit of the Company and make future adjustments in such ratings to the extent warranted.

            7.  Delivery of and Payment for the Notes.  (a)  On the date of a proposed issuance of Notes, Continental Bank shall confer with the Company as to the face or principal amount, maturities and denominations thereof, the applicable interest rates or the discounts from the face amounts, at which the Notes are to be issued.

                        (b)  When agreement is reached on the foregoing, (i) if the Notes are evidenced by Certificated Notes, the Company will instruct the Depositary or another issuing agent designated by the Company in written notice to Continental Bank to deliver executed and countersigned Certificated Notes to Bank of New York, 3rd Floor, Window B:  For Account CINB - Chicago, Attention:  Mariam, prior to 2:15 p.m., New York City time, on the date of issuance, and (ii) if the Notes are Book-Entry Notes, the issuance of and payment for such Notes will be governed by the DTC Documents (as defined in the Depositary Agreement).

                        (c)  Following Continental Bank's receipt of duly and properly completed Certificated Notes, Continental Bank or its agent will transfer by the close of business on such day immediately available funds to the Depositary or to such other bank as may be designated in writing by the Company to Continental Bank in an amount equal to the net proceeds of the Certificated Notes.

                        (d)  Continental Bank will mail written confirmations of each purchase or placement to the Company, which confirmations of each purchase or placement to the Company, which confirmations shall set forth face or principal amounts, maturities and denominations of the Notes purchased or placed and the applicable interest rates or discounts.

            8.  Indemnification.  The Company agrees to assume liability for and to indemnify, protect, save and hold harmless Continental Bank and each Subagent, each individual, corporation, partnership, trust, association or other entity ("Persons") controlling Continental Bank or such Subagent, each affiliate of any such Person or Continental Bank or such Subagent, and their respective directors, officers, incorporators, shareholders, partners, servants, trustees, employees and agents (all of such indemnified entities hereinafter the "Indemnitees") from and against any and all losses, liabilities, claims, damages, penalties, causes of action, suits, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) or judgments of whatever kind and nature, imposed upon, incurred by or asserted against the Indemnitees, which are (x) based upon or arising under the securities laws of the United States of America or of any state or any regulation, rule or interpretation thereunder or thereof to the extent arising from the transactions contemplated hereby, (y) based upon the inaccuracy of any representation made or reaffirmed by the Company or the breach of any agreement or covenant of the Company contained herein, or (z) based upon any untrue statement or alleged untrue statement of a material fact in the Private Placement Memorandum, or the omission or alleged omission from the Private Placement Memorandum of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  If any action, suit or proceeding arising from any of the foregoing is brought against any of the Indemnitees, the Company will, if requested in writing within a reasonable time to do so, and at its own expense, resist and defend such action, suit or proceeding arising from any of the foregoing is brought against any of the Indemnitees, the Company will, at its own expense, resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel designated by the Company (which counsel shall be satisfactory to such Indemnitees) and regardless of whether the Company is a party to the same, pay all reasonable costs and expenses of such defense as incurred (including, without limitation, reasonable attorneys' fees and expenses).

            It is agreed, however, that the obligations of the Company under this Section 8 shall not extend (i) to any liability of any Indemnitee arising out of any untrue statement by any Indemnitee of a material fact in connection with the issue and sale of the Notes, or any omission by any Indemnitee to state a material fact necessary to make any statement by an Indemnitee, in light of the circumstances under which it was made, not misleading, in connection with the issue and sale of the Notes or (ii) to any Indemnitee's gross negligence or wilful misconduct in the performance of its obligations under this Agreement.

            In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section 8 is for any reason held unavailable (otherwise than in accordance with the terms of this Section 8), the Company on the one hand, and any Indemnitee, on the other hand, sought to be charged with any liability shall contribute to the aggregate costs of satisfying such liability in the proportion of their respective economic interests.  For purposes of this Section 8, the "economic interests" of the Company shall be equal to the aggregate proceeds of the Notes issued in connection with this Agreement received by the Company and the "economic interest" of any Indemnitee shall be equal to the aggregate commissions and fees earned by Continental Bank hereunder.

            The obligations of the Company under this Section 8 shall survive any termination of this Agreement, in whole or in part.

            9.  Fees and Expenses.  (a)  As compensation for the services of Continental Bank hereunder, the Company shall pay it, on a discount basis, a commission for the sale of each Note at such rate as shall be agreed upon from time to time by the Company and Continental Bank.  The Company shall have no liability for the compensation of any Subagent for its services hereunder.  Compensation for the services of a Subagent shall be agreed upon from time to time by Continental Bank and such Subagent.

                        (b)  The Company will (i) pay all costs and expenses incident to the placement and issuance of the Notes, (ii) reimburse Continental Bank for all of its out-of-pocket expenses, and (iii) upon receipt of an invoice, pay directly or reimburse Continental Bank for the reasonable fees and expenses of any outside counsel utilized by Continental Bank in connection with this Agreement and the transactions contemplated hereby.

            10.  Notices.  Unless otherwise indicated, all notices required under the terms and provisions hereof shall be in writing, either delivered by hand, by mail (postage prepaid), or by telex, telecopier or telegram, and any such notice shall be effective when received at the address specified below

            If to the Company:
                        Duff & Phelps Utilities Income Inc.
                        55 East Monroe Street
                        Chicago, Illinois  60603
                        Attention:  Mr. Richard Spletzer
                        Telephone No:  (312) 368-5510
                        Facsimile No:  (312) 366-5512

            If to Continental Bank:
                        Continental Bank N.A.
                        Capital Markets Group Operations
                        File Room/Investigations - 17th Floor
                        231 South LaSalle Street
                        Chicago, Illinois  60697
                        Attention:  Mr. Gary Hosking
                        Telephone No:  (312) 828-
                        Facsimile No:  (312) 987-7293

            With a copy to:
                        Continental Bank N.A.
                        Corporate Board Department - 17th Floor
                        231 South LaSalle Street
                        Chicago, Illinois  60697

or at such other address as such party may designate from time to time by notice duly given in accordance with the terms of this Section 10 to the other party hereto.

            11.       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

            12.       Amendment and Termination; Successors; Counterparts.  (a)  The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by written instrument signed by both parties hereto.  Either party to this Agreement may terminate this Agreement upon at least 30 days' written notice to each other party hereto, provided that such termination shall not affect the obligations of the parties hereunder with respect to Notes outstanding at the time of such termination and actions or events occurring prior to such termination or with respect to Section 8 or Section 9 hereof.

                        (b)  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

                        (c)  This Agreement may be executed in several counterparts, each of which shall be deemed an original hereof.

            13.       Captions.  The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

            14.       Effective Date.  This Agreement shall be effective as of the date and year first above written.

            15.       Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                                                        DUFF & PHELPS UTILITIES INCOME INC.

                                                                        By:/s/ Richard J. Spletzer__________________
                                                                                                Authorized Signatory

                                                                        CONTINENTAL BANK N.A.

                                                                        By:/s/ James A. Honan____________________
                                                                                                Authorized Signatory